UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2021

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HEALTHTECH SOLUTIONS, INC./UT

(Exact name of registrant as specified in its charter)

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Utah	0-51012	84-2528660
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

181 Dante Avenue, Tuckahoe, New York 10707

(Address of Principal Executive Office) (Zip Code)

844-926-3399

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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ITEM 5.02	APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On June 28, 2021 the Registrant's Board of Directors:

•	appointed Ryan M. Salomone to serve on the Registrant's Board of Directors
•	amended the Registrant's Executive Employment Agreement with Edward Swanson, the Registrant's Chief Executive Officer; and
•	elected Bradley K. Mathis to replace Manuel Iglesias as the Registrant's Chief Operating Officer. Mr. Iglesias continues as the Registrant's President.

On July 1, 2021, the Registrant issued a press release regarding the three executives, a copy of which is an exhibit to this Report.

Information regarding the three executives follows:

Ryan M. Salomone, Director

Ryan M. Salomone. Mr. Salomone has been appointed to the Board in order that he may contribute his 16 years of experience as an investment professional performing due diligence, risk assessment and valuation analysis on healthcare companies in the therapeutic and device space, as well as his array of relationships with industry professionals. Since 2020, Mr. Salomone has been employed as Chief Investment Officer for Twin Keel Capital, an investment fund that he co-funded. Since 2020, Mr. Salomone has also been engaged as a Consultant to PolarityTE, Inc. (NASDAQ: PTE), a biotech company to which Mr. Salomone contributes both investor relations and market analysis expertise. From 2005 through 2020, Mr. Salomone was employed by Fidelity Institutional Asset Management, completing his tenure as Senior Healthcare Analyst. In 2005 Mr. Salomone was awarded a B.B.A. degree by the Ross School of Business at the University of Michigan. He is 39 years old.

The Registrant entered into a Director Agreement with Mr. Salomone, which is applicable throughout his tenure on the Board. The Registrant agreed to pay Mr. Salomone a fee for his service of $50,000 per year, payable at Mr. Salomone's discretion in cash or common stock at market value. In addition, upon execution of the Director Agreement, the Registrant awarded 500,000 shares of restricted common stock to Mr. Salomone, which will vest over a three year period of service on the Board. The award agreement provides that whenever Mr. Salomone is re-elected to the Board at an annual meeting of the shareholders, the Registrant will grant him additional restricted shares equal to 0.25% of the fully diluted outstanding shares.

Edward Swanson, Chief Executive Officer

The Registrant amended and restated its Executive Employment Agreement with Dr. Swanson. The Amendment modified the terms under which Mr. Swanson will be eligible for severance pay. In addition, upon execution of the Amendment, the Registrant awarded one million shares of restricted common stock to Dr. Swanson, which will vest over a three year period. The award agreement provides that on each annual renewal of Mr. Swanson's employment, the Registrant will grant him additional restricted shares equal to 0.5% of the fully diluted outstanding shares.

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Bradley K. Mathis, Chief Operating Officer

Bradley K. Mathis. Mr. Mathis is an experienced commercialization executive with over 30 years of service in the biotech and pharmaceutical industries. From 2019 to 2021 Mr. Mathis was employed as Vice President and General Manager of Argenx, a biotech start-up focused on antibody technologies for severe immune disorders. From 2018 to 2019 Mr. Mathis was General Manager for Orchard Therapeutics, and from 2017 to 2018 General Manager for Sucampo, in each case responsible for U.S. operations, including sales, marketing, market access, diagnostics and clinical thought leader liaison teams. From 2007 to 2017, Mr. Mathis was employed by Alexion, a biotech enterprise, where he started as a Regional Account Manager and rose to be Executive Director of a 130 person U.S. Compliment Team. In 1989 Mr. Mathis was awarded a B.B.A. degree by Texas Tech University. He is 55 years old.

The Registrant entered into an Executive Employment Agreement with Mr. Mathis, which provides for him to serve as the Registrant's COO for a term of one year, subject to automatic annual renewals unless terminated. The Registrant will pay Mr. Mathis a salary of $250,000 per year, and Mr. Mathis will be eligible for a bonus of up to 50% of his salary if criteria for the bonus set by the Registrant's Board of Directors are achieved. Upon execution of the Executive Employment Agreement, the Registrant awarded one million shares of restricted common stock to Mr. Mathis, which will vest over a three year period. The award agreement provides that on each annual renewal of Mr. Mathis' employment, the Registrant will grant him additional restricted shares equal to 0.5% of the fully diluted outstanding shares.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibits

10-a	Director Agreement dated June 28, 2021 between Healthtech Solutions, Inc. and Ryan Salomone
10-b	Executive Employment Agreement dated June 28, 2021 between Healthtech Solutions, Inc. and Edward Swanson
10-c	Executive Employment Agreement dated June 28, 2021 between Healthtech Solutions, Inc. and Bradley K. Mathis
99.1	Press Release dated July 1, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Healthtech Solutions, Inc.

Date: July 1, 2021	By:	/s/ Edward Swanson Edward Swanson, Chief Executive Officer

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